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                                                                                                                        EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)
                                                                      For the Three Months Ended          For the Six Months Ended
                                                                      --------------------------         ---------------------------
                                                                      June 28,          June 29,          June 28,          June 29,
                                                                         2002              2001              2002              2001
                                                                      -------           -------           -------           -------


          Pre-tax earnings                                             $  948            $  852            $1,960           $ 2,203

          Add:  Fixed charges (excluding capitalized
                interest and preferred security dividend
                requirements of subsidiaries)                           2,441             4,803             4,965            10,380
                                                                       ------            ------            ------            ------
          Pre-tax earnings before fixed charges                         3,389             5,655             6,925            12,583
                                                                       ======            ======            ======            ======

          Fixed charges:
             Interest                                                   2,389             4,739             4,858            10,251
             Other  (a)                                                   100               117               204               234
                                                                       ------            ------            ------            ------
             Total fixed charges                                        2,489             4,856             5,062            10,485
                                                                       ======            ======            ======            ======

          Preferred stock dividend requirements                            13                14                27                28
                                                                       ------            ------            ------            ------
          Total combined fixed charges and preferred stock dividends   $2,502            $4,870            $5,089           $10,513
                                                                       ======            ======            ======            ======

          RATIO OF EARNINGS TO FIXED CHARGES                             1.36              1.16              1.37              1.20

          RATIO OF EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED STOCK DIVIDENDS                                1.35              1.16              1.36              1.20


          (a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.
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